Exhibit 16(c)(x)

HIGHLY CONFIDENTIAL DRAFT FOR DISCUSSION SUBJECT TO CHANGE FOR INFORMATIONAL PURPOSES ONLY Project Savanna PROCESS UPDATE MAY 24, 2024 HIGHLY CONFIDENTIAL DRAFT FOR DISCUSSION SUBJECT TO CHANGE FOR INFORMATIONAL PURPOSES ONLY Confidential Treatment Requested on 3 pages, confidential information filed separately with the SEC

HIGHLY CONFIDENTIAL DRAFT FOR DISCUSSION SUBJECT TO CHANGE FOR INFORMATIONAL PURPOSES ONLY ƒ Claritas: 6:30pm dinner with May 20 ƒ Claritas: 9am diligence meeting with ƒ Deliverable: databook with monthly 2024 Income Statement, Cash Flow, and Balance Sheet May 21 ƒ Altaris: 11:30am K&E legal diligence session, 2:30pm K&E call, 3:30pm Life Sciences call ƒ Claritas: 2pm Liberty IT diligence meeting ƒ Deliverables: Enterprise build showing pricing and margin, LTM capex by channel May 22 ƒ Altaris: 8am Crosslake Tech diligence session, 3pm EY Financial diligence session ƒ Deliverable: master employee census data May 23 ƒ Altaris: 2:30pm EY Tax diligence session ƒ Deliverables: updated cap table, transaction expenses May 24 May 27 ƒ Altaris: 10am Crosslake technology diligence session May 28 May 29 May 30 ƒ Altaris: 10am Crosslake technology diligence session May 31 June 3 June 4 June 5 June 6 June 7 ƒ Bid deadline June 10 Altaris: Product Demo, Altaris Databook Review, Aon Insurance, Aon Benefits, ERM ESG Claritas: Grant Thornton Financial, Grant Thornton Tax Basis, Dinner with : Tax diligence (tentative), Data & Governance Calls to be scheduled ƒ Latest cap table ƒ Transaction expenses ƒ AR/AP Aging Key deliverables 2 Monday Tuesday Wednesday Thursday Friday Timeline to June 10th *Confidential treatment requested

HIGHLY CONFIDENTIAL
DRAFT FOR DISCUSSION
SUBJECT TO CHANGE
FOR INFORMATIONAL PURPOSES ONLY

Open Diligence Requirements: Altaris

Diligence Calls

- **EY Tax** (scheduled for 5/24 2:30-4:30pm ET)
  - Discussion of general tax matters, US federal income tax matters, and state and local income and non-income matters
- **Crosslake Technology Session II** (scheduled for 5/28 10:00am-12:00pm ET)
  - Additional 2 hours with management to discuss the Company's infrastructure/security with the CISO
- **Crosslake Technology Session III** (scheduled for 5/31 10:00am-12:00pm ET)
  - Additional 2 hours with management to discuss remaining technology/software items, including Provider and Life Sciences platform overviews
- **Product Demo** (to be scheduled)
- **Altaris Databook Review** (to be scheduled)
  - 30 minutes to discuss questions Altaris had following their review of the databook
- **Aon Insurance Introductory Diligence Session** (to be scheduled)
- **Aon Benefits Introductory Diligence Session** (to be scheduled)
- **ERM ESG Diligence Session** (to be scheduled)

Diligence Requests

- **Altaris Diligence Request List:**
  - Updated cap table and estimated transaction expenses estimated for 5/24
  - Description of services for key vendors
- **EY Financial and Tax Request List:**
  - Deferred / unearned revenue roll forward at BU level
  - Executive compensation
  - AR/AP Aging
  - US General and Federal Tax
- **Aon Insurance & Benefits Diligence List:**
  - Insurance policies, claims data, cyber risk, collateral, US workers compensation
  - Retirement, detailed benefit plans, employee census, independent contractor agreements
- **K&E Legal Diligence List:**
  - Labor, executive compensation, employee benefits, real estate, environmental reports, IP, healthcare, historical M&A activity and pipeline, and supplier, customer, and employee contracts
  - Additional follow-up questions following legal sessions held Wednesday 5/22 to be provided
- **Crosslake Technology Diligence List:**
  - Security assessments and audit reports of the product software, data integration documentation, backup plan
  - Software architecture, software development lifecycle, inventory of critical enterprise systems
- **ERM ESG Diligence List:**
  - Environmental, Social, and Governance initiatives and policies
  - Diversity, Equity, and Inclusion strategy and policies

Houlihan Lokey | 3

HIGHLY CONFIDENTIAL DRAFT FOR DISCUSSION SUBJECT TO CHANGE FOR INFORMATIONAL PURPOSES ONLY Open Diligence Requirements: Claritas Capital 4 ƒ Dinner (with Jeff) (to be scheduled) ƒ Grant Thornton Tax Basis Call (to be scheduled) ‒ Once Grant Thornton provides their Excel spreadsheet with the tax basis framework, including the source documents and assumptions, a call will be scheduled to walk through ƒ Grant Thornton Financial Due Diligence Call (to be scheduled) ‒ To discuss the updated databook and open questions from Grant Thornton ƒ Claritas Diligence Question List: ‒ Financial and Commercial diligence, remaining open items focused on capitalization table and Change in Control agreements ƒ Data Request List: ‒ Initial set of questions responded to and covered during the meeting on 5/21 ‒ Additional questions to be provided after the 5/21 meeting (by Friday May 24th) ƒ Grant Thornton Financial & Tax Diligence: ‒ Reviewing the latest databook and may have additional follow-up Quality of Earnings questions ‒ Audit workpaper review ‒ AR/AP Aging ‒ Detail on 1099 audit in CA and copies of 1099s ƒ Ropes & Gray Legal Diligence: ‒ Corporate Records and Organization ‒ Financing and Indebtedness ‒ Litigation, Government and Regulatory Issues ‒ Commercial Arrangements ‒ Real Property; Environmental Matters; Personal Property ‒ Intellectual Property and Information Technology ‒ Data Privacy ‒ Employment, Executive Compensation, and Benefits ‒ Antitrust ‒ Compliance, Risk Management and Auditors ‒ Updated cap table and estimated transaction expenses ‒ Equity award agreements (included in new cap table) and all material contracts/agreements after 1/1/24 Diligence Calls Diligence Requests *Confidential treatment requested

HIGHLY CONFIDENTIAL DRAFT FOR DISCUSSION SUBJECT TO CHANGE FOR INFORMATIONAL PURPOSES ONLY Open Diligence Requirements: 5 ƒ Data & Governance Call (to be scheduled) ‒ Call with CISO to get voiceover on deidentification process, data warehousing/clean room process, and data permissioning ƒ Tax Diligence Call (tentative) Diligence Calls ƒ Diligence List: ‒ Access to the full VDR ‒ 2020-2024YTD Annual Provider Client Level Detail including contract start date, renewal date, cancel date (if applicable), and revenue ‒ Updated view on client adds, cancels in Enterprise and Life Sciences 2024 YTD (by client, product, and spend) ‒ Monthly P&L including Revenue Detail (i.e. by segment and product) and Expense Detail - 2022 through YTD 2024 including an April flash ‒ Monthly balance sheet and cash flow forecast for the balance of 2024. ‒ Summary of pending or threatened disputes, claims or litigation related to Company or its business, including (i) the dispute with , (ii) any shareholder litigation, and (iii) any alleged claim or threatened claim by current or former employees or alleged infringement (provide copies of any related legal documents) ‒ HITRUST Renewal Documentation Diligence Requests Discuss information to provide to *Confidential treatment requested